Exhibit 99.1

Yelp Reports First Quarter 2017 Financial Results

Revenue Increased 24% Over First Quarter 2016

SAN FRANCISCO--(BUSINESS WIRE)--May 9, 2017--Yelp Inc. (NYSE:YELP), the company that connects people with great local businesses, today announced financial results for the first quarter ended March 31, 2017.

“We had a solid first quarter, growing revenue by 24% and accelerating traffic growth across the app, desktop and mobile website,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “In addition, engagement per unique visitor continues to grow, accelerating on the app where we derive the majority of our activity. Our recent acquisitions of Nowait and Turnstyle introduce more ways for consumers to interact through Yelp, while also enhancing our ability to deliver value to business owners.”

The following results reflect Yelp’s financial performance and key operating metrics for the three months ended March 31, 2017.

First Quarter 2017 Financial Highlights

  Net revenue was $197.3 million in the first quarter of 2017, reflecting 24% growth over the first quarter of 2016.
  GAAP net loss in the first quarter of 2017 was ($4.8) million, or ($0.06) per basic share, compared to a GAAP net loss of ($15.5) million, or ($0.20) per basic share, in the first quarter of 2016.
  Adjusted EBITDA for the first quarter of 2017 was $29.3 million compared to $13.0 million in the first quarter of 2016.
  EBITDA for the first quarter of 2017 was $4.9 million compared to an EBITDA loss of ($6.1) million in the first quarter of 2016.
  Non-GAAP net income was $16.3 million, or $0.19 per diluted share, for the first quarter of 2017, compared to $6.0 million, or $0.08 per diluted share, in the first quarter of 2016.

First Quarter 2017 Revenue Summary

  Advertising revenue totaled $177.0 million, representing 24% growth compared to the first quarter of 2016.
  Transactions revenue totaled $18.1 million, representing 25% growth compared to the first quarter of 2016.
  Other services revenue totaled $2.2 million, representing 107% growth compared to the first quarter of 2016.

First Quarter 2017 Key Business Metrics Highlights

  Cumulative reviews grew 26% year over year to approximately 127 million.
  App Unique Devices grew 22% year over year to approximately 26 million on a monthly average basis1.
  Paying advertising accounts grew 17% year over year to approximately 139,0002.

“We had strong financial performance this quarter doubling adjusted EBITDA compared to a year ago,” said Lanny Baker, Yelp’s chief financial officer. “While we are lowering our revenue and adjusted EBITDA outlook for the year, sales productivity has rebounded, transactions revenue has accelerated and we’ve seen promising results from our newly expanded retention efforts, giving us confidence in our ability to grow and scale in 2017 and beyond.”

Second Quarter and Full Year 2017 Business Outlook

As of today, Yelp is providing its outlook for the second quarter and updating its outlook for the full year of 2017:

$ in millions	Second Quarter 2017	Full Year 2017

Net Revenue	$202 – $206	$850 – $865
Adjusted EBITDA	$32 – $35	$130 – $145
Stock-Based Compensation	$26 – $27	$105 – $107
Depreciation and Amortization as % of Net Revenue	5.0 – 5.5%	5.0 – 5.5%

Yelp has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income (expense), net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because such items cannot be reasonably predicted and could have a significant impact on the calculation of GAAP net income (loss), a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Adoption of Paying Account Metric

Yelp is revising its paying account metric - formerly referred to as advertising and subscription accounts or local advertising accounts - to better align with its revenue classified as advertising revenue. Paying advertising accounts comprise all business accounts from which Yelp recognizes advertising revenue in a given three-month period. Yelp is retiring the advertising and subscription accounts/local advertising accounts metric, which was approximately 143,000 in the first quarter of 2017, representing 18% growth over the first quarter of 2016. A record of historical paying advertising account values can be found on the data sheet posted on Yelp’s investor relations website at www.yelp-ir.com.

Quarterly Conference Call

To access the call, please dial 1 (844) 795-4421, or outside the U.S. 1 (661) 378-9638, with Passcode 10114502, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 4:30 p.m. PT May 9, 2017 and 4:30 p.m. PT May 16, 2017 by calling 1 (855) 859-2056 or 1 (404) 537-3406, with Passcode 10114502. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp has taken root in major metros in more than 30 countries. Approximately 26 million unique devices1 accessed Yelp via the Yelp app, approximately 84 million unique visitors visited Yelp via desktop computer3 and approximately 73 million unique visitors visited Yelp via mobile website4 on a monthly average basis during the first quarter of 2017. By the end of the same quarter, Yelpers had written approximately 127 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Paying advertising accounts comprise all business accounts from which we recognize advertising revenue in a given three-month period.

3 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the desktop website on a monthly average basis over a given three-month period.

4 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the mobile website on a monthly average basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes, and statements made during the above referenced conference call will include, information relating to adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." We define adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; depreciation and amortization; stock-based compensation expense; and restructuring and integration costs. We define EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; depreciation and amortization; and restructuring and integration costs. We define non-GAAP net income as net income (loss), adjusted to exclude: stock-based compensation expense; amortization of intangibles; restructuring and integration costs; and the tax effect of stock-based compensation, amortization of intangibles, restructuring and integration costs and valuation allowance. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenue. Adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share have been included in this press release, or will be included in the conference call, because they are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Adjusted EBITDA, EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA, EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA and EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA and EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;
  adjusted EBITDA, EBITDA and non-GAAP net income do not take into account any restructuring costs; and
  other companies, including those in Yelp’s industry, may calculate adjusted EBITDA, EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp’s other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the second quarter and full year 2017 to net income (loss) because it does not provide an outlook for net income (loss) due to the uncertainty and potential variability of other income (expense), net and provision for (benefit from) income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp’s control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation of adjusted EBITDA outlook to net income (loss) for the second quarter and full year 2017 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to: statements regarding expected financial results for the second quarter and full year 2017; Yelp’s investment and other priorities for 2017 and its ability to execute against those priorities; Yelp’s ability to improve its earnings, margins and productivity; Yelp’s ability to broaden its sales strategy and capture a meaningful share of the large local market; the future growth in Yelp revenue; Yelp’s ability to increase usage and engagement (particularly on the app), increase awareness of and engagement on Yelp among consumers, and deliver value to consumers and local businesses; Yelp’s ability to increase transactions completed on its platform, including the continued growth of Request-A-Quote and food order activity on Yelp; trends in advertiser retention; and the recovery of Yelp’s local salesforce productivity. Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp’s limited operating history in an evolving industry; Yelp’s ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses and the wind down of sales activities outside of the United States and Canada; Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Nowait and Turnstyle, and to integrate those businesses, solutions or technologies; Yelp’s reliance on traffic to its website from search engines like Google and Bing; Yelp’s ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp’s base of advertisers; changes in political, business and economic conditions, including any economic downturn or crisis and any conditions that affect ecommerce growth; Yelp’s ability to deal with the increasingly competitive local search environment; Yelp’s need and ability to manage other regulatory, tax and litigation risks as applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to introduce new products and as new laws and regulations related to Internet companies come into effect; and Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp’s operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc. Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$272,279	$272,201
Short-term marketable securities	213,197	207,332
Accounts receivable, net	68,119	68,725
Prepaid expenses and other current assets	14,459	12,921
Total current assets	568,054	561,179

Property, equipment and software, net	91,727	92,440
Intangibles, net	43,393	32,611
Goodwill	197,489	170,667
Restricted cash	18,464	17,317
Other non-current assets	3,044	10,992
Total assets	$922,171	$885,206

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable- trade	$3,963	$2,003
Accounts payable- merchant share	18,832	18,352
Accrued liabilities	45,971	36,730
Deferred revenue	3,588	3,314
Total current liabilities	72,354	60,399
Long-term liabilities	17,882	17,621
Total liabilities	90,236	78,020

Stockholders' equity
Common stock	-	-
Additional paid-in capital	921,441	892,983
Accumulated other comprehensive loss	(14,505)	(15,576)
Accumulated deficit	(75,001)	(70,221)
Total stockholders' equity	831,935	807,186
Total liabilities and stockholders' equity	$922,171	$885,206

Yelp Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2017	2016

Net revenue	$197,323	$158,613

Costs and expenses:
Cost of revenue (1)	16,914	15,078
Sales and marketing (1)	109,286	95,628
Product development (1)	39,871	32,222
General and administrative (1)	26,315	21,769
Depreciation and amortization	10,151	8,189
Restructuring and integration	231	-

Total costs and expenses	202,768	172,886
Loss from operations	(5,445)	(14,273)
Other income, net	732	258
Loss before income taxes	(4,713)	(14,015)
Provision for income taxes	(67)	(1,437)
Net loss attributable to common stockholders	$(4,780)	$(15,452)

Net loss per share attributable to common stockholders:
Basic	$(0.06)	$(0.20)
Diluted	$(0.06)	$(0.20)

Weighted-average shares used to compute net loss per share
attributable to common stockholders:
Basic	79,843	75,884
Diluted	79,843	75,884

(1) Includes stock-based compensation expense as follows:
	Three Months Ended March 31,
	2017	2016
Cost of revenue	$981	$401
Sales and marketing	6,868	6,342
Product development	11,208	8,030
General and administrative	5,277	4,337
Total stock-based compensation	$24,334	$19,110

Yelp Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net loss	$(4,780)	$(15,452)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,151	8,189
Provision for doubtful accounts and sales returns	5,050	5,091
Stock-based compensation	24,334	19,110
Other adjustments	253	480

Changes in operating assets and liabilities:
Accounts receivable	(3,607)	(5,235)
Prepaid expenses and other assets	(899)	2,884
Accounts payable, accrued expenses and other liabilities	10,459	8,769
Deferred revenue	274	43
Net cash provided by operating activities	41,235	23,879

Investing activities
Purchases of marketable securities	(73,971)	(92,101)
Maturities of marketable securities	68,000	90,500
Acquisition, net of cash received	(30,833)	-
Purchases of property, equipment and software	(2,452)	(7,645)
Capitalized website and software development costs	(4,208)	(3,125)
Other investing activities	(1,118)	(820)
Net cash used in investing activities	(44,582)	(13,191)

Financing activities
Proceeds from issuance of common stock for employee stock-based plans	3,287	1,045
Net cash provided by financing activities	3,287	1,045

Effect of exchange rate changes on cash and cash equivalents	138	159

Change in cash and cash equivalents	78	11,892
Cash and cash equivalents - Beginning of period	272,201	171,613
Cash and cash equivalents - End of period	$272,279	$183,505

Yelp Inc. Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2017	2016

Reconciliation of GAAP net loss to EBITDA and adjusted EBITDA:

GAAP net loss	$(4,780)	$(15,452)
Provision for income taxes	67	1,437
Other income, net	(732)	(258)
Depreciation and amortization	10,151	8,189
Restructuring and integration costs	231	-
EBITDA	4,937	(6,084)

Stock-based compensation	24,334	19,110
Adjusted EBITDA	$29,271	$13,026

Net revenue	$197,323	$158,613
Adjusted EBITDA margin	15%	8%

Reconciliation of GAAP net loss to non-GAAP net income:

GAAP net loss	$(4,780)	$(15,452)
Stock-based compensation	24,334	19,110
Amortization of intangible assets	1,932	1,712
Restructuring and integration costs	231	-
Tax adjustments (1)	(5,443)	593
Non-GAAP net income	$16,274	$5,963

GAAP diluted shares	85,110	77,881

Non-GAAP net income per share	$0.19	$0.08

(1) Includes tax effects of stock-based compensation, amortization of intangibles and valuation allowance.

CONTACT:
Investor Relations
Yelp Inc.
Allie Dalglish, 415-635-2412
ir@yelp.com